EXHIBIT 10.7


                               OPERATING AGREEMENT


                                     BETWEEN


                         PITNEY BOWES CREDIT CORPORATION


                                       AND


                          IMAGISTICS INTERNATIONAL INC.



                               DATED AND EFFECTIVE

                             AS OF NOVEMBER 1, 2001
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                               OPERATING AGREEMENT

THIS OPERATING AGREEMENT dated and effective as of November 1, 2001 is made by and between PITNEY BOWES CREDIT CORPORATION, a Delaware corporation ("PBCC"), and IMAGISTICS INTERNATIONAL INC. a Delaware corporation ("Imagistics").

WHEREAS, Imagistics is in the business, inter alia, of marketing certain equipment, products or services to creditworthy entities; and

WHEREAS, PBCC is in the business, inter alia, of providing financing to third parties for the acquisition of equipment by rental, lease or lease-purchase, and PBCC and Imagistics have agreed to enter into a business relationship pursuant to which PBCC will provide financing to selected customers of Imagistics to facilitate each such customer's acquisition of Equipment by Lease; and

WHEREAS, the parties desire to set forth in this Agreement the definitive terms and conditions on which PBCC will provide financing to Lessees through Imagistics' account executives, customer service representatives and other employees or agents ("Marketers").

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending legally to be bound, Imagistics and PBCC hereby agree as follows:

1. CERTAIN DEFINITIONS; INTERPRETATION. (a) Unless the context otherwise clearly requires, the following terms have the respective meanings set forth below for all purposes of this Agreement:

"Acceptance Certificate" shall have the meaning assigned to such term in Section 7(c) hereof.

"Aggrieved Party" shall have the meaning assigned to such term in Section 23 hereof.

"Agreement" means this Operating Agreement between PBCC and Imagistics, together with all exhibits and attachments hereto, as each may be supplemented and amended from time to time in accordance with the terms hereof.

"Business Day" means any day of the week except Saturday, Sunday or any statutory or civic holiday on which banks in New York, New York or Stamford, Connecticut are permitted or required to close.

"Credit Request" means a fully completed request for financing under the Financing Program, made by Imagistics on behalf of a customer of Imagistics, and containing information relating to such customer's financial status, credit history, form of organization and such other matters as may be deemed necessary by PBCC to evaluate such customer's participation in the Financing Program.

"Defaulting Party" shall have the meaning assigned to such term in Section 23 hereof.

"EMA Contract" shall have the meaning assigned to such term in Section 12(a) hereof.

"Effective Date" means the later of the date set forth above and the date on which all of the legal and regulatory conditions precedent to the separation of Imagistics from Pitney Bowes Inc. have been satisfied.

"Equipment" means all of the items of equipment, firmware and software leased to a customer of Imagistics pursuant to a Lease, as more fully described in such Lease.

"Fair Market Value" shall have the meaning assigned to such term in Section 16 hereof.

"Financing Program" means the business relationship established by this Agreement, whereby PBCC will be the primary exclusive provider of financing for the acquisition by Lessees of Equipment, pursuant to the leasing programs set forth in Exhibit B, which may be modified from time to time by mutual agreement of the parties.

"LCR Purchase Price" shall have the meaning assigned to such term in Section 11 hereof.

"Lease" means each of the rental, lease or lease-purchase contracts, together with all schedules, exhibits and attachments thereto, entered into from time to time by PBCC, as lessor, and a customer of Imagistics, as lessee.

"Lessee" means each customer of Imagistics who obtains financing from PBCC for its acquisition of Equipment pursuant to a Credit Request provided to PBCC by Imagistics.

"Marketers" shall have the meaning assigned to such term in the recitals hereof.

"Responsible Officer" means an individual employee of a party who is specifically authorized by such party to enter into agreements and make decisions on behalf of such party. The parties acknowledge and agree that a Responsible Officer may be authorized only to the extent that an agreement or decision relates to a particular subject matter or for a limited dollar amount. Each party shall designate in writing to the other the name of the designating party's Responsible Officer(s).

"Standard of Conduct" shall have the meaning assigned to such term in Section 22 hereof.

"Targeted Service Levels" shall have the meaning assigned to such term in
Section 19 hereof.

"Technical Services" shall have the meaning assigned to such term in Section 9 hereof.

"Termination Event" shall have the meaning assigned to such term in Section 23 hereof.

"Transition Period" means, with respect to the performance of any of the obligations of a party hereunder, the period from the Effective Date through December 31, 2001 or such later date as the parties may agree is applicable to a specific obligation.


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     (b) The following rules of interpretation apply: (i) the term "including"
and its derivatives mean "including, without limitation" unless the context clearly states otherwise; (ii) words importing the singular include the plural and vice versa; (iii) words of the masculine gender shall be deemed to include the correlative words of the feminine gender; (iv) words importing persons include firms, associations, limited liability companies, partnerships, trusts, corporations and other legal entities, including public bodies, as well as natural persons; and (v) all references to a number of days mean calendar days, unless expressly indicated otherwise.

2. TERM; RELATIONSHIP. (a) This Agreement will begin on the date set forth above and will continue for a period of five years from the Effective Date, unless earlier terminated in accordance with the terms hereof or extended by mutual agreement of the parties. Except as may be provided in Exhibit A hereto, the terms of this Agreement will only apply to Leases entered into after the Effective Date hereof.

     (b) Either party may terminate this Agreement, effective as of any date which falls not less than twelve months after the Effective Date, by giving not less than three months prior written notice to the other of its election to so terminate this Agreement.

     (c) It is understood and agreed that at no time will this Agreement be deemed to create a partnership, joint venture, syndication, employment contract or any other relationship between the parties other than that of independent contractors. Neither party shall have the power to obligate or bind the other party. The parties agree that it is their intention that PBCC be the primary exclusive provider of financing to customers of Imagistics during the term of this Agreement, it being understood and agreed that PBCC shall have a right of first refusal to offer financing to customers of Imagistics for all Leases of Equipment, as well as for all other programs and services from time to time offered by Imagistics; provided, however, that PBCC shall have no right of first refusal with respect to financing extended to a customer who has an alternative financing source other than PBCC and has requested that it receive financing from such alternative source Further, it is the intention of the parties that the terms on which PBCC offers lease financing to prospective Lessees, including, without limitation, the pricing, service standards, advances with respect to charges for equipment maintenance, fees, charges, residual values and credit approvals and rates, will, taken as a whole, be competitive with those offered by other lessors financing similar equipment under similar circumstances; provided, however, that anything to the contrary contained herein notwithstanding, the failure of PBCC to offer competitive pricing as aforesaid shall not constitute a Termination Event: (i) during the Transition Period; (ii) unless the same is material with respect to the Financing Program; and (iii) until such time as the Chief Executive Officers of Pitney Bowes Inc. and Imagistics shall have conferred and been unable to reach a satisfactory resolution with respect to the relevant issues.

     (d) Each of the parties acknowledges and agrees that: (i) it will use commercially reasonable efforts to cause the Financing Program established by this Agreement to be successful and mutually beneficial to both parties; (ii) it will deal openly and fairly with the other party in good faith; and (iii) it will cause its Responsible Officers to establish clear objectives and responsibilities with respect to the Financing Program.

3. EQUIPMENT. (a) The Equipment to be financed by PBCC pursuant to the terms of this


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Agreement consists of copiers, multifunctional copiers and facsimile machines, including those offered or sold by or through Imagistics, together with related software, peripherals and system configurations, including trade-ins, upgrades and other enhancements thereto or thereof, and such other products and services as may from time to time be agreed in writing by PBCC and Imagistics. Any such other products and services offered or sold by or through Imagistics will be subject to the general terms and conditions of this Agreement, but separate provisions relating to credit criteria, Lease terms and pricing will be established by the parties with respect to the financing thereof within sixty
(60) days after Imagistics gives PBCC notice of its decision to offer such other products and services.

     (b) Upon request, PBCC may, in its sole discretion, extend the Financing Program to include other vendors' equipment, products or services not otherwise constituting "Equipment" but being acquired or refinanced simultaneously with the Equipment. If Imagistics, through acquisition, expansion or otherwise, engages in different or additional Equipment, service or product areas, PBCC shall have the right, but not the obligation, to be the primary exclusive provider of financing for all such activities pursuant to the terms of this Agreement, unless PBCC elects in writing not to do so.

     (c) Prior to their execution and delivery of this Agreement, the parties had conducted business together pursuant to various programs that are superseded by this Agreement. Annexed to this Agreement as Exhibit A are certain provisions setting forth the agreement of the parties as to how they will conduct their business during the Transition Period.

4. MARKETING; LEASE TRAINING. Imagistics will, from time to time, solicit the interest of prospective Lessees in the Equipment. Imagistics' means of solicitation may include, by way of example and not as limitation, the use of mass mailing, direct marketing by its Marketers, web-enabled marketing, and the use of third-party alliances. PBCC shall have no obligation to solicit Lessees. Upon the request of Imagistics, PBCC will provide training in leasing and financing alternatives to Imagistics' Marketers, on such terms and conditions as may be determined by mutual agreement of the parties. All marketing and promotional materials developed by the marketing group of Imagistics and distributed to its sales force for use in connection with the Financing Program, including sales materials provided to its Marketers, and inserts to be included in Lessees' invoices, must be approved in advance by PBCC. PBCC will have no liability with respect to the use by any Marketer of any materials not approved by PBCC, nor any obligation to honor any commitments purportedly incurred as a result of the use of such materials.

5. CREDIT REQUESTS; CRITERIA AND PRICING. (a) Upon Imagistics' identification of a prospective Lessee, Imagistics will provide PBCC with a Credit Request with respect to such Lessee, in form and substance satisfactory to PBCC, containing all requested information relating to the prospective Lessee and detailing the specific Equipment in which such Lessee has an interest. All non-public information contained in any Credit Request will be held in confidence by Imagistics and PBCC and will not be disclosed to any party other than for the specific purpose of evaluating a prospective Lessee's suitability for participation in the Financing Program. Except as otherwise permitted by the terms of this Agreement, neither Imagistics nor PBCC will share any lists of unique prospective or actual Lessees with any


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

unrelated third party, or with any affiliate that competes directly with the products or services offered by the other party, without the prior written consent of the other.

     (b) PBCC will, in its sole discretion, establish credit criteria for evaluating the Lessees seeking financing under the Financing Program. All Lessee Credit Requests will be reviewed promptly upon PBCC's receipt of all requested information (which may include information concerning company ownership, corporate structure and the like, in addition to credit information). PBCC may from time to time enter into strategic alliances with other financing sources that provide financing for lessees such as the Lessees, and PBCC may, at its option, refer any Credit Request to such a financing source, it being understood, however, that the referral of such Credit Request to such a financing source shall not release PBCC from its obligations hereunder with respect to such Credit Request and any financing furnished with respect thereto nor shall it alter the rights and obligations of Imagistics with respect thereto; provided, further, that PBCC may not refer any Credit Request to a financing source that is a captive finance company of a competitor of Imagistics. Unless otherwise specifically agreed in writing by PBCC, all credit approvals will expire sixty (60) days following the date of approval. Credit Requests formally rejected by a Responsible Officer of PBCC in writing may be restructured by Imagistics for resubmission to PBCC or may be submitted by Imagistics, at its option, to a third party financing source.

     (c) PBCC reserves the right, in its sole and absolute discretion, to decline to provide financing to any prospective Lessee. By way of example and not as limitation, PBCC may decline to provide financing to any Lessee (i) whose Credit Request is incomplete in any respect, (ii) whose credit does not meet the established criteria for the applicable level of financial exposure, (iii) that fails or refuses to execute and deliver all required Lease or credit documentation, or (iv) the financing of which may expose PBCC to additional licensing or other regulatory requirements in any jurisdiction. Except for any liabilities arising pursuant to Section 13 hereof, PBCC will have no liability whatsoever for any loss, costs or expenses incurred or sustained by Imagistics, any Marketer or any Lessee arising as a result of PBCC's denial of financing to any Lessee.

     (d) The pricing of each Lease will be determined by PBCC in its sole discretion and may vary from time to time based on the term of the Lease or other financing arrangement, the creditworthiness of the Lessee, the then-prevailing interest rate environment, the estimated useful life and residual value of the Equipment, transaction size and such other criteria as PBCC may select. PBCC will provide Imagistics from time to time with a schedule setting forth the current pricing criteria and Lease rates. PBCC may change its pricing criteria and Lease rates at any time in its sole discretion, upon not less than forty-five (45) days' prior written notice to Imagistics of any such changes. PBCC will not knowingly structure the pricing of any Lease so that the implicit rate thereunder would constitute a rate in excess of that permitted by applicable law.

     (e) PBCC covenants and agrees that, provided (i) no event of default exists under any Lease between PBCC and a Lessee and (ii) such Lessee meets PBCC's then applicable credit criteria for the applicable level of financial exposure, PBCC will provide additional financing to such Lessee throughout the term of this Agreement, whether for new Equipment, upgrades


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and/or replacements, all on terms acceptable to PBCC in its sole discretion.

6. TRANSACTION FEES. PBCC may elect to impose on prospective Lessees certain fees, as determined from time to time, including such items as credit review, documentation, filing fees, loss waiver, and third party financing, which fees must be commensurate with standard industry practices. All such fees will be solely for the account of PBCC. PBCC will provide Imagistics with a schedule detailing all such fees, which may be changed at any time in PBCC's sole discretion upon not less than seventy-five (75) days' prior written notice to Imagistics.

7. DOCUMENTATION. (a) All documentation to be used by Imagistics in connection with the Financing Program will be provided by PBCC. Each Lease shall: (i) except as otherwise prohibited by law, contain an evergreen clause pursuant to which the term of the Lease shall automatically be extended from time to time for additional one year periods unless the Lessee or PBCC gives written notice to the other that the term will not be so extended not less than sixty (60) days prior to the date as of which the Lease term is then scheduled to expire; and
(ii) make the Lessee responsible for any loss, damage or destruction of the Equipment occurring after the delivery of the same to the Lessee's site. Annexed to this Agreement as Exhibit C is a list of current Financing Program documents. Unless specifically agreed in writing by PBCC, all Leases will be documented as noncancellable ("hell-or-high-water") net leases, with fixed terms of a length to be determined by PBCC and Imagistics for each Equipment or product line, containing industry-standard terms and conditions. The documentation will be in the name of PBCC as owner and lessor. When Imagistics ceases to use the "Pitney Bowes" name, PBCC will modify the form of Lease, the form of Acceptance Certificate and any other Financing Program documents the preparation of which is its responsibility, at its expense, as necessary to reflect a "private label" name selected by Imagistics to be used exclusively by Imagistics and PBCC in connection with the financing program, it being understood and agreed that PBCC's agreement to modify such documentation will only apply to documentation relating to Leases which are entered into after Imagistics gives PBCC notice of the "private label" name so selected by Imagistics.

     (b) Imagistics will prepare the Lease documents for execution by the Lessee, using the forms provided by PBCC. In addition to the Lease, each Lessee will be required to provide evidence of its authority to enter into the Lease, evidence of the authority of the person signing on its behalf and, if requested by PBCC, UCC-1 financing statements in favor of PBCC (or written consent to PBCC's execution of such financing statements on the Lessee's behalf) and evidence of acceptable insurance coverage naming PBCC as an additional insured and loss payee, and PBCC shall be solely responsible, and shall use commercially reasonable efforts, to obtain such documents. Imagistics shall have no authority to make any substantive changes to the forms of Lease documents, and PBCC will use commercially reasonable efforts to assist Imagistics in those circumstances in which a Lessee seeks to negotiate any substantive terms and conditions of the Lease. Only the forms of documentation provided by PBCC will be accepted by PBCC for financing, and, unless specifically approved in advance in writing by a Responsible Officer of PBCC, no agreement, document, certificate, side letter or other communication (whether written or oral) that alters in any way the standard terms and conditions of the Lease in any respect will constitute a part of the Lease, nor will PBCC honor, or have any obligation whatsoever to honor, any such terms or conditions, as so altered, and Imagistics will be solely


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responsible for any loss, cost or expense that PBCC suffers or incurs as a result of the alteration of any such terms or conditions not so specifically approved by PBCC.

     (c) PBCC will prepare an acceptance certificate (the "Acceptance Certificate") for execution by the Lessee upon satisfactory installation of the Equipment by Imagistics or another authorized Equipment installer. The Acceptance Certificate will evidence the Lessee's irrevocable acceptance of the Equipment being financed. The term of the Lease will begin on the date set forth as the "Lease Commencement Date" in such Acceptance Certificate. It is the responsibility of PBCC to obtain the executed Acceptance Certificate from the Lessee, and PBCC shall use commercially reasonable efforts to obtain the same, but Imagistics agrees that, upon request, it will use commercially reasonable efforts to assist PBCC in obtaining such Acceptance Certificate.

8. PURCHASE DOCUMENTS; OWNERSHIP. (a) Upon the Lessee's execution of the Lease and related documentation, PBCC may, at its option, enter directly into a purchase agreement with the vendor of the Equipment (which may be Imagistics or a third party vendor) or accept an assignment of an existing purchase agreement between such vendor and either Imagistics or the Lessee. Each such agreement will provide that title to the Equipment will pass from the vendor directly to PBCC, free and clear of all liens, claims and encumbrances whatsoever, that the vendor will be relieved of all risk of loss, damage or destruction of the Equipment once the Equipment has been installed and that PBCC will be the beneficiary of all warranties made by the vendor of the Equipment.

     (b) All right, title and interest in and to the Equipment financed by PBCC shall be vested solely in PBCC as owner, free and clear of all liens, claims and encumbrances whatsoever, and to the extent, if any, that any tax benefits may accrue to an owner of equipment such as the Equipment, all of such benefits shall be for the account of PBCC. In filing its tax returns and maintaining its books and records, Imagistics shall take no position that is contrary to the foregoing, nor shall it take or omit to take any action, which act or omission results in the disqualification of any Equipment from, or the recapture of, or a change in the time at which PBCC may claim, all or any portion of such tax benefits. PBCC does not make, nor shall it be deemed to have made, any representation or warranty to Imagistics with respect to the tax or accounting treatment of any transaction contemplated by this Agreement.

9. INSTALLATION; MAINTENANCE AND REPAIR. Imagistics will be solely responsible for the timely and satisfactory delivery and installation of the Equipment at the Lessee's site. From and after the delivery of the Equipment to the Lessee's site and throughout the term of the Lease, any requests from the Lessee for additional services to correct any installation or operating problems and any requests for maintenance and/or repairs to the Equipment or any other equipment leased in connection therewith (together, such installation, operations, maintenance and/or repair, the "Technical Services") shall be the sole responsibility of Imagistics, and PBCC shall have no liability whatsoever to provide, or cause to be provided, nor shall it have any liability in any way relating to the provision or performance of, any Technical Services relating to the Equipment or to any other equipment leased in connection therewith. Imagistics agrees to provide, or cause its Marketers or other authorized Technical Services providers to provide, any and all such Technical Services to each Lessee upon request


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or in accordance with any Technical Services contract entered into with respect to the Equipment. No failure of Imagistics or any other party to provide Technical Services to any Lessee shall entitle such Lessee to delay, withhold or otherwise offset or modify the fixed payments of rent due under its Lease with PBCC.

10. INVOICES AND FUNDING. Imagistics will provide, or if it is not the vendor of the Equipment, will cause the vendor to provide, a detailed invoice in PBCC's name describing the Equipment and the purchase price therefor (including applicable taxes, if any) and certifying that all such Equipment has been delivered to the Lessee, was inspected and installed to the Lessee's satisfaction and is functioning in accordance with its published specifications, as the same may be modified by specific agreement between the Lessee and Imagistics. Upon receipt of the Equipment invoice, PBCC will remit the purchase price of the Equipment directly to Imagistics or, if the Equipment is being furnished by a vendor other than Imagistics, such other vendor, as directed by Imagistics to an account established by Imagistics or such other vendor, which account of Imagistics may be changed from time to time by written notice from Imagistics' Responsible Officer to PBCC. The parties will agree from time to time as to any additional compensation arrangements.

11. LEASE CANCELLATION REQUESTS. If, within thirty (30) days following the payment by PBCC of the purchase price of any Equipment, the Lessee requests a lease cancellation alleging missing, malfunctioning, nonconforming or nonfunctioning Equipment, PBCC will give Imagistics written notice of such fact containing: (i) such information with respect to the problem(s) raised by the Lessee of which PBCC has received notice from the Lessee; and (ii) the LCR Purchase Price, which shall be the amount that Imagistics will be required to remit to PBCC should such the Lease be cancelled. Imagistics will have twenty
(20) Business Days from its receipt of such notice to correct such Equipment deficiency to Lessee's satisfaction at Imagistics' own cost and expense. If Imagistics fails or refuses to do so within such timeframe, Imagistics will purchase the Equipment from PBCC for a purchase price (the "LCR Purchase Price") equal to (i) the sum of (x) the amount paid by PBCC in respect of the purchase price of the Equipment, (y) any additional compensation paid by PBCC to Imagistics in respect of such Lease and (z) any EMA Contract advances or other amounts paid by PBCC to Imagistics in respect of such Lease, plus (ii) interest on such total amount for the number of days elapsed between the date of funding and the date of such purchase, calculated at a rate per annum agreed to from time to time by the parties, less (iii) any Lease payments actually received by PBCC from the Lessee and permitted to be retained by PBCC (i.e., not paid back, or required to be paid back, to the Lessee or paid over to Imagistics), such amount to be paid no later than the tenth day after the expiry of such twenty
(20) Business Day period. Upon receipt of such amount, PBCC will convey the Equipment to Imagistics on an "as is, where is" basis, without recourse or warranty, other than as to the absence of liens created by PBCC (other than the Lease, if Imagistics and the Lessee elect to continue the Lease). Notwithstanding anything contained herein to the contrary, if, within thirty
(30) days following the payment by PBCC of the purchase price of any Equipment, a Lessee requests the cancellation of a Lease for any reason, PBCC shall notify Imagistics of such request and shall, upon the request of Imagistics, agree to the cancellation of the Lease, whereupon Imagistics shall be required to pay to PBCC the LCR Purchase Price within ten days after such cancellation, and receipt of said payment shall be PBCC's sole and exclusive remedy for such cancellation.


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12. EMA CONTRACTS; ADVANCES BY PBCC. (a) If Imagistics and the Lessee enter into a maintenance, service and supply contract (an "EMA Contract"), Imagistics will, in the event that Imagistics requests PBCC to pay to Imagistics the amount of EMA Contract charges payable under a Lease before it actually receives the payment of EMA Contract charges from the Lessee, assign to PBCC all of Imagistics' rights under the EMA Contract, but none of its obligations. The
Lease shall contain a provision which states that Lessee acknowledges that PBCC is entitled to collect from the Lessee all amounts payable by the Lessee under such EMA Contract. Each EMA Contract will set forth in detail the nature and amount of any charges thereunder to be included on the Lessee's invoice. All EMA Contract base charges will be invoiced together with the Lessee's regularly scheduled Lease payments, either separately stated or included as a component of the rent payment due. The failure of a Lessee to make timely payment of any such EMA Contract charges will constitute a default under both the EMA Contract and the Lease, as to which PBCC will have all of the same rights and remedies that it has with respect to any other Lease default. PBCC may charge the Lessee for late fees or interest on any unpaid EMA Contract charges in accordance with the terms of the applicable EMA Contract or the Lease, as applicable. Imagistics covenants and agrees that it will fully perform all of its obligations under each EMA Contract.

     (b) As an administrative convenience to Imagistics, PBCC agrees that, during the term of this Agreement, Imagistics may invoice PBCC quarterly in advance for an amount equal to the aggregate amount of EMA Contract charges scheduled to be paid by a Lessee during such quarter, and PBCC will pay Imagistics an amount equal to such aggregate EMA Contract charges. PBCC shall have no obligation to pay Imagistics any such amounts with respect to any Lease the rent payments or EMA Contract charges under which are 60 days in arrears at the time such advance is scheduled to be made to Imagistics until such rent payments or EMA Contract charges are brought current by the Lessee. Imagistics shall, upon demand by PBCC, reimburse PBCC for any advances of EMA Contract charges made to Imagistics by PBCC and not collected by PBCC from a Lessee, and PBCC shall be entitled to set off the obligation of Imagistics to reimburse PBCC for such advances against PBCC's obligation to make further advances of EMA Contract charges hereunder, it being understood and agreed that the provisions of this sentence shall survive the termination or expiration of this Agreement. Following its advance to Imagistics of EMA Contract charges under a Lease, PBCC will be entitled to retain all EMA Contract charges received from a Lessee during the applicable quarter, together with any late fees or interest thereon.

     (c) The parties acknowledge and agree that the provisions of this Section 12 are subject to periodic review by PBCC and Imagistics as payment trends and credit risks are identified in the portfolio of Leases originated and financed hereunder.

13. INDEMNIFICATION. Imagistics shall indemnify and hold harmless PBCC, its stockholders, officers, directors, representatives, and employees (each, an "Indemnitee") from and against any and all claims, actions, suits, proceedings, costs, expenses, damages, losses and liabilities, including reasonable fees and expenses of counsel, arising out of, connected with, or resulting from: (i) the breach by Imagistics of any representation, warranty, covenant or agreement made by it or binding on it hereunder; (ii) the failure by Imagistics to perform its obligations hereunder; (iii) the Equipment or any other equipment leased under any Lease,


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including without limitation the manufacture, delivery, installation or return to Imagistics of the Equipment or said equipment or otherwise on account of any personal injury or death or damage to property occasioned by the Equipment or said equipment; (iv) the failure of the Equipment or any other equipment leased under any Lease to conform to any relevant specifications therefor or the breach by Imagistics of any representation or warranty made with respect to the Equipment or said equipment; (v) the negligence or misconduct of employees, servants or agents of Imagistics, including any Marketer; (vi) the provision of, or failure of Imagistics, any Marketer or any other Technical Services provider to provide, Technical Services with respect to the Equipment or said equipment, as required by and in accordance with the terms of an EMA Contract; or (vii) any infringement or alleged infringement of the intellectual property rights of any third party occasioned by the operation of the Equipment or any of said equipment ("Infringement"). Notwithstanding the foregoing: (x) the obligation of Imagistics to indemnify PBCC for claims based on the failure of Equipment or any other equipment leased under any Lease to conform to relevant specifications, on any breach by Imagistics of any representation or warranty made with respect to Equipment or said equipment or on misrepresentation(s) by an Imagistics' sales representative in the procurement of a Lease shall only arise if: (1) a lawsuit based on such misrepresentation(s) is filed by a Lessee against PBCC; or (2) a defense based on such misrepresentation(s) is asserted by a Lessee in a lawsuit brought by PBCC against such Lessee to enforce the terms of the Lease; and (y) except as provided in Section 12(b) of this Agreement and except to the extent that a court concludes that the payment default was the result of an event of the type specified above in this paragraph for which Imagistics is obligated to provide indemnification, PBCC will have no recourse to Imagistics for any payment default under any Lease; provided, however, that, so long as PBCC has taken commercially reasonable steps to obtain the first payment from a Lessee within sixty (60) days from the due date therefor, with respect to all Lessees other than Lessees under a Trade-Up Lease (as described below), Imagistics agrees to indemnify PBCC for any loss (such loss to be the LCR Purchase Price) resulting from a Lessee's failure to pay the first scheduled rent payment under its Lease within sixty (60) days from the due date for such payment, it being understood and agreed that the return for insufficient funds, or any other event which prevents the final payment, of any check drawn by a Lessee to discharge its obligation in respect of the first scheduled rent payment under its Lease shall constitute a failure to pay such first scheduled rent payment.

PBCC agrees to promptly notify Imagistics in writing of any matters in respect to which the foregoing indemnity may apply, and Imagistics shall be relieved of its obligations under this Section 13 to the extent it is prejudiced by PBCC's failure to timely notify it of such matter. Provided that Imagistics has acknowledged its obligation to provide indemnification as aforesaid, Imagistics shall have the exclusive right to control and conduct the defense and settlement of all such claims or actions. PBCC agrees to provide such assistance, at Imagistics' expense, as may be reasonably required by Imagistics in connection with such settlement or defense.

In the case of any Infringement or alleged Infringement, if final judgment shall be obtained enjoining PBCC's use or operation of the Equipment or equipment, as the case may be, or any part thereof, by reason of such Infringement or, if in Imagistics' opinion, the Equipment or equipment, as the case may be, is likely to become subject to a claim of Infringement, Imagistics shall, at its sole expense and option: (a) modify the Equipment or equipment, as the case may be, so that it becomes non-infringing without materially altering its capacity or performance; (b) procure for PBCC the right to continue to use the Equipment or equipment, as the case may be: or (c) substitute for the infringing Equipment or equipment, as the case may be, other equipment having a capability equivalent to such Equipment or equipment. If Imagistics is unable to take any of the measures specified in (a) through (c) above, then Imagistics will remove the infringing Equipment or equipment, at its sole cost and expense, and shall pay to PBCC the Fair Market Value thereof plus any applicable taxes. Imagistics shall have no liability with respect to any such claim or action to the extent caused by the combination, operation or use of the Equipment with any equipment, device, or alteration to the Equipment not made or authorized in writing by Imagistics.

PBCC shall indemnify and hold harmless Imagistics, its stockholders, officers, directors, representatives, and employees from and against any and all claims, actions, suits, proceedings, costs, expenses, damages and liabilities, including reasonable fees and expenses of counsel, arising out of, connected with, or resulting from: (i) the breach by PBCC of any representation, warranty, covenant or agreement made by it or binding on it hereunder; (ii) the failure by PBCC to perform its obligations hereunder; or (iii) any denial of financing to an applicant where such denial violates applicable law. The provisions of this
Section 13 shall survive the termination or expiration of this Agreement.

14. TRADE-UPS, SUBSTITUTIONS AND COMPETITIVE BUY-OUTS. (a) So long as no event of default exists under an existing Lease (including a default under any lease financed by PBCC on behalf of Imagistics prior to the Effective Date), PBCC, at the request of a Lessee or Imagistics, may agree to certain modifications to a Lease and the Equipment subject thereto. Such modifications may involve (i) an addition to and/or modification of such Equipment, accomplished by a change in size, capacity, utility, speed or power that shall not require the removal of the original Equipment from Lessee's premises (a "retained base in-place" or "RBI" trade-up; for purposes of this Agreement, a "Trade-Up"), (ii) a deletion from or replacement of all or any portion of said Equipment (a "pick-up" trade-up; for purposes of this Agreement, an "Equipment Substitution"), or (iii) a purchase or substitution of equipment offered by a competitive vendor in order to lease Equipment to the Lessee (a "Competitive Buy-Out").

     (b) Provided (i) no event of default exists under any Lease or other agreement between the Lessee and PBCC and (ii) the Lessee meets the then applicable credit criteria for the applicable level of financial exposure, PBCC will enter into a new or amended Lease with such Lessee, on such terms and conditions as may then be customary for financings under this Agreement. In the case of Trade-Ups, any new Lease will include both the existing Equipment and the Equipment provided pursuant to the Trade-Up. Should an existing lease cover more than a single unit of equipment, the lessee shall have the option of adding the equipment not provided pursuant to the Trade-Up or Equipment Substitution, as the case may be, to the new Lease, or keeping it under the existing lease.

     (c) Imagistics and PBCC will from time to time establish mutually agreeable pricing criteria for Trade-Up Leases and Equipment Substitution Leases to account for the inclusion in the new Lease of the remaining payments due under the existing Lease and any EMA Contract charges, as well as the payments due with respect to such Trade-Up or Equipment Substitution, as the case may be. If a Lessee requests a Lease buy-out quotation from PBCC in order to replace Equipment with equipment offered by a competitive vendor, PBCC will notify Imagistics in writing via e-mail or facsimile within one (1) Business Day of such request in order to enable Imagistics to take appropriate marketing steps, and PBCC shall mail such buy-out quotation to Lessee five (5) Business Days after Imagistics has received such notice from PBCC.

15. LEASE ADMINISTRATION. (a) As owner and lessor, PBCC will administer all Leases financed pursuant to this Financing Program, including booking the Leases on PBCC's lease administration system, billing and collecting rents, monitoring collections and, to the extent permitted by applicable law, reporting and remitting applicable sales or use taxes (if any). PBCC will provide Imagistics with periodic reports with respect to the Leases and the Lessees; attached as Exhibit D is a list of such reports. Imagistics will provide PBCC with any information or technical assistance reasonably deemed necessary by PBCC to effect the Lease transactions contemplated by this Agreement or to enable PBCC to administer the Lease portfolio.

     (b) Imagistics will have no right or obligation to administer any Lease, to accept payments thereunder, to monitor collections or to exercise any remedies upon a default. Imagistics will not purport to amend, alter, modify, release, waive or discharge any term or condition of the Lease without the prior written consent of a Responsible Officer of PBCC, which may be given or withheld in PBCC's sole discretion, and any such action by Imagistics in the absence of such consent shall be void and of no effect. During the term of this Agreement, Imagistics will retain "query" and "view only" access to PBCC's lease administration systems.

     (c) PBCC may sell its portfolio of Leases to a third party provided: (i) such third party is not a competitor or a captive finance company of a competitor of Imagistics; and (ii) the third party agrees to be bound by the terms and conditions of this Agreement as they pertain to the Leases, which terms and conditions shall remain in full force and effect as set forth herein; provided, however, that if the Agreement is terminated by PBCC pursuant to
Section 2(b) hereof or by Imagistics pursuant to Section 24 hereof, PBCC will give notice in writing to Imagistics of any definitive offer made by a third party to purchase the portfolio during the six-month period following such termination, such notice to be given within ten days after receipt by PBCC of such definitive offer, and Imagistics or its designee shall have the right to match the terms of the offer made by any such third party during the sixty-day period following the receipt by Imagistics of such notice from PBCC by submitting a definitive offer to purchase on the same terms as that previously submitted by such third party during such sixty-day period. In the event Imagistics or such designee, as the case may be, elects to match such definitive offer, PBCC will sell the portfolio to Imagistics or such designee, as the case may be, on the terms offered by such third party to PBCC. The terms of clause
(i) above shall survive the termination or expiration of this Agreement unless this Agreement is terminated by PBCC pursuant to Section 24 hereof.

16. RIGHTS ON LESSEE DEFAULT. (a) Upon the occurrence of an event of default under any Lease or any separate EMA Contract, PBCC shall have all of the rights and remedies available to it as lessor or otherwise thereunder and under any applicable law. PBCC will give Imagistics notice of any Lease as to which PBCC intends to exercise its right to repossess the

Equipment, and Imagistics will have the right, but not the obligation, to purchase the Equipment at the Fair Market Value thereof upon such repossession or the surrender thereof by the Lessee plus any applicable taxes. The term "Fair Market Value" as used in this Agreement means, as of the date on which the same is being calculated, the greater of: (i) the book value of the Equipment; and
(ii) the cash purchase price (exclusive of any taxes) that would be obtained in an arms' length transaction between a knowledgeable seller under no compulsion to sell and a knowledgeable buyer (other than a used equipment dealer or a lessee in possession) under no compulsion to purchase.

     (b) Following any such event of default, Imagistics will, at PBCC's request and expense, arrange to deinstall, pack, insure and transport such Equipment to Imagistics' facilities or such other location as PBCC shall designate. Upon PBCC's request, Imagistics will store the Equipment at its facilities, in the condition in which it was received from the Lessee's site, without charge for a period ending on the day which falls thirty (30) days after the later of: (i) the day on which PBCC has received written notice from Imagistics that Imagistics will not purchase the Equipment; and (ii) the day on which Imagistics has received the Equipment at its facilities, and thereafter PBCC shall pay to Imagistics storage charges at the rate of $2.50 per day per unit of Equipment. Imagistics will give written notice to PBCC as to whether or not it will purchase the Equipment within twenty (20) Business Days following its receipt of such Equipment at its facilities or its inspection of the Equipment at such other location, whichever is earlier. The failure to give such notice within such period shall be deemed to be an election to not purchase the Equipment. If Imagistics elects to purchase the Equipment, it will pay PBCC the Fair Market Value thereof (plus applicable taxes, if any) within five (5) Business Days following its notice to PBCC of its election to purchase the Equipment. If Imagistics does not exercise its right to purchase the Equipment, it will continue to store such Equipment at the rate set forth above for a period of 180 days.

17. END OF LEASE TERM. (a) PBCC will give Imagistics written notice of the impending termination of each Lease not less than nine (9) months prior to its scheduled termination date (the "EOL Date"). In addition to its customary Lease administration duties, PBCC will initiate Lessee retention efforts no earlier than thirty (30) days prior to the EOL Date and will advise Imagistics of the results of such efforts. If prior to the EOL Date, the Lessee does not elect to acquire the Equipment, extend the Lease or exercise such other options as may be available to it under the terms of the Lease, PBCC will give Imagistics notice of the availability of the Equipment for purchase, and Imagistics will have the right, but not the obligation, to purchase the Equipment on or after such EOL Date at the Fair Market Value thereof plus any applicable taxes.

     (b) At the end of the Lease term, Imagistics will, at PBCC's request and expense, arrange to deinstall, pack, insure and transport such Equipment to Imagistics' facilities or such other location as PBCC shall designate, and shall pick up the Equipment at the Lessee's site within thirty (30) days after PBCC's request. Upon PBCC's request, Imagistics will store the Equipment at its facilities, in the condition in which it was received from the Lessee's site, without charge for a period ending on the day which falls thirty (30) days after the later of: (i) the day on which PBCC has received written notice from Imagistics that Imagistics will not purchase the Equipment; and (ii) the day on which Imagistics has received the Equipment at its facilities, and thereafter PBCC shall pay to Imagistics storage charges at the rate of $2.50 per day per unit of Equipment. Imagistics will give written notice to PBCC as to whether or not it will purchase the Equipment within twenty (20) Business Days following its receipt of such Equipment at its facilities or its inspection of the Equipment at such other location, whichever is earlier. The failure to give such notice within such period shall be deemed to be an election to not purchase the Equipment. If Imagistics elects to purchase the Equipment, it will pay PBCC the Fair Market Value thereof (plus applicable taxes, if any) within five (5) Business Days following its notice to PBCC of its election to purchase the Equipment. If Imagistics does not exercise its right to purchase the Equipment, it will continue to store such Equipment at the rate set forth above for a period of 180 days.

18. RENEWALS AND EXTENSIONS; REMARKETING. Following the Transition Period, all Equipment remarketing will be the responsibility of PBCC, unless otherwise agreed by the parties. To facilitate the development by PBCC of its remarketing capabilities, the parties have agreed to provide for Imagistics to engage in certain remarketing efforts with respect to any Leases whose terms are scheduled to expire on or before December 31, 2001, all as more fully described in Exhibit A hereto.

19. TARGETED SERVICE LEVELS. Each of the parties will use its commercially reasonable efforts to ensure that the Financing Program contemplated by this Agreement meets objective criteria established by the parties from time to time. The Financing Program objectives and performance standards (the "Targeted Service Levels") will be established by PBCC and Imagistics quarterly.

20. REPRESENTATIONS AND WARRANTIES OF PBCC. PBCC represents and warrants to Imagistics as follows:

     (a) Due Organization. PBCC is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, is and will remain duly qualified to do business as a foreign corporation in each other jurisdiction in which the conduct of its business or the ownership of its property requires it to be so qualified, and has the corporate power and authority to carry on its business as currently conducted, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     (b) Authorized and Binding Obligations. This Agreement constitutes the duly authorized, legal, valid and binding obligation of PBCC, enforceable against PBCC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other laws affecting creditors' rights and remedies and by the application of equitable principles and remedies.

     (c) Litigation. There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other governmental authority pending or, to the knowledge of PBCC, threatened against or affecting PBCC which, if adversely determined, could have a material adverse effect on the financial condition, business or operations of PBCC or its ability to perform under this Agreement.

     (d) No Breach or Violations. The execution and delivery of this Agreement do not, and the performance of and compliance with the terms and provisions hereof will not,
(i) constitute a breach or violation of the terms, conditions or provisions of, nor constitute a default under or conflict with, the certificate of incorporation or bylaws of PBCC or any terms, conditions or provisions of any promissory note, lease, indenture or other agreement or instrument, stay, injunction, award or decree of any governmental body, administrative agency or court to which PBCC is a party or by which PBCC or its property may be bound or
(ii) violate any provision of any law or administrative regulation applicable to, or any court decree issued with respect to, PBCC. Neither PBCC nor any of its employees or agents has taken any action or omitted to take any action, the taking or omission of which would constitute fraud or a violation of the Foreign Corrupt Practices Act or any similar law in any applicable jurisdiction.

21. REPRESENTATIONS AND WARRANTIES OF IMAGISTICS. Imagistics represents and warrants to PBCC as follows:

     (a) Due Organization. Imagistics is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, is and will remain qualified to do business as a foreign corporation in each other jurisdiction in which the conduct of its business or the ownership of its property requires it to be so qualified, and has the corporate power and authority to carry on its business as currently conducted, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     (b) Authorized and Binding Obligations. This Agreement constitutes the duly authorized, legal, valid and binding obligation of Imagistics, enforceable against Imagistics in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other laws affecting creditors' rights and remedies and by the application of equitable principles and remedies.

     (c) Litigation. There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other governmental authority pending or, to the knowledge of Imagistics, threatened against or affecting Imagistics which, if adversely determined, could have a material adverse effect on the financial condition, business or operations of Imagistics or its ability to perform under this Agreement.

     (d) No Breach or Violations. The execution and delivery of this Agreement do not, and the performance of and compliance with the terms and provisions hereof will not, (i) constitute a breach or violation of the terms, conditions or provisions of, nor constitute a default under or conflict with, the certificate of incorporation or bylaws of Imagistics or any terms, conditions or provisions of any promissory note, lease, indenture or other agreement or instrument, stay, injunction, award or decree of any governmental body, administrative agency or court to which Imagistics is a party or by which Imagistics or its property may be bound or (ii) violate any provision of any law or administrative regulation applicable to, or any court decree issued with respect to, Imagistics.

     (e) Lessee Documents. As a continuing representation throughout the term of this Agreement, with respect to each transaction from time to time proposed by Imagistics hereunder, (i) all EMA Contract documents are accurate and complete, and all modifications, waivers, releases, special terms, understandings, amendments and/or agreements (written or oral) between

Imagistics and the Lessee, or made by Imagistics to the Lessee, or in any way whatsoever relating to the Lease, the Lessee, the EMA Contract, the Credit Request or the Equipment, have been fully disclosed and provided to PBCC; (ii) as of the date set forth in the Imagistics invoice to PBCC, the Equipment described in the Lease has been delivered to the Lessee and has been installed;
(iii) neither Imagistics nor any of its employees or agents has taken any action or omitted to take any action, the taking or omission of which would constitute fraud or a violation of the Foreign Corrupt Practices Act or any similar law in any applicable jurisdiction; (iv) upon payment in full of the purchase price of the Equipment to Imagistics or its designee, PBCC shall have full legal and beneficial title to such Equipment, free and clear of all liens, claims and encumbrances, other than the leasehold interest of the Lessee under the Lease;
(v) Imagistics has performed and, provided that a Lessee is not in default under any Lease or any EMA Contract, will continue to perform, in all material respects, its obligations under each EMA Contract except to the extent that Imagistics' failure to perform is not material and would not adversely affect PBCC's rights and interests under any Lease, and no event of default by Imagistics exists under any EMA Contract which would adversely affect PBCC's rights and interests under any Lease; and (vi) to the best knowledge of Imagistics, no Credit Request contains an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading.

22. STANDARD OF CONDUCT. PBCC shall perform its obligations hereunder in accordance with applicable law and with standards and procedures customarily used by other prudent persons in the business of originating, servicing and administering assets similar to the Leases and, to the extent consistent with such terms, in the same manner in which, and with the same care, skill, prudence and diligence with which, it originates, services and administers leases of similar credit quality for itself or others, if any, but in any event, with no less care, skill, prudence and diligence than the customary and usual standards of practice of prudent institutional small and middle ticket equipment finance lease companies and, in each case, taking into account its other obligations hereunder (the "PBCC Standard of Conduct"). Imagistics shall perform its obligations hereunder in accordance with applicable law and with standards and procedures customarily used by other prudent persons in the business of selling and servicing Equipment and, to the extent consistent with such terms, in the same manner in which, and with the same care, skill, prudence and diligence with which, it sells and services Equipment for itself or others, if any, but in any event, with no less care, skill, prudence and diligence than the customary and usual standards of practice of prudent institutional small and middle ticket equipment sales companies and, in each case, taking into account its other obligations hereunder (the "Imagistics Standard of Conduct"). (the Imagistics Standard of Conduct and the PBCC Standard of Conduct are collectively referred to herein as the "Standard of Conduct")

23. TERMINATION EVENTS. Upon the occurrence of any of the following events (each, a "Termination Event") and whether any such Termination Event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, the non-defaulting party (as the case may be, the "Aggrieved Party") may elect to terminate this Agreement in accordance with Section 24 hereof:

     (a) a party (the "Defaulting Party") fails to comply with the applicable Standard of

Conduct and such failure continues unremedied for a period of twenty (20) days (or such longer period as determined by the Aggrieved Party) after the date on which written notice of such failure describing the nature of such failure and requesting the same to be remedied shall have been given to the Defaulting Party by the Aggrieved Party; or

     (b) the Defaulting Party fails to meet the Targeted Service Levels for two
(2) consecutive fiscal quarters; or

     (c) the Defaulting Party fails to observe or to perform in any material respect any of its other covenants or agreements set forth herein, which failure shall (i) materially and adversely, in the reasonable judgment of the Aggrieved Party, affect the rights of the Aggrieved Party hereunder or under any Lease and
(ii) continue unremedied for a period of thirty (30) days (or such longer period as determined by the Aggrieved Party) after the date on which written notice of such failure requesting the same to be remedied shall have been given to the Defaulting Party by the Aggrieved Party; or

     (d) the Defaulting Party fails generally to pay its debts as they become due; or its dissolution, termination of existence, or discontinuance of business; or the insolvency, business failure or appointment of a receiver of any part of such party's property, or an assignment by such party for the benefit of creditors, or the commencement by or against it of any proceedings under any bankruptcy, reorganization or arrangement laws and, in the case of any involuntary proceedings, the continuance of such proceedings unstayed and in effect for sixty (60) days, or the assumption of custody or control by any court of competent jurisdiction over any substantial portion of the Defaulting Party's property, and the same remaining in force unstayed or unterminated for sixty
(60) days; or

     (e) the Defaulting Party (i) enters into any transaction of merger or consolidation or any commitment with respect thereto, unless it is the surviving corporation, after giving effect to such merger or consolidation, its tangible net worth is equal to or greater than that which existed immediately prior to the merger or consolidation and the ratio of its debt to tangible net worth is not greater than that which existed immediately prior to the merger or consolidation and the person with whom it merges or consolidates is not a competitor of the other party; (ii) sells, transfers, or otherwise disposes of all or substantially all of its assets; (iii) permits any substantial change in the ownership or control of its capital stock; or (iv) changes the form of organization of its business.

24. REMEDIES; WAIVERS. (a) Upon the occurrence of a Termination Event (and following any grace period applicable thereto), the Aggrieved Party may terminate this Agreement by giving the Defaulting Party not less than thirty
(30) days' written notice, whereupon all rights of such Defaulting Party under this Agreement (other than such rights as shall have already vested hereunder), whether with respect to the Leases, the Equipment or otherwise, shall terminate without further action. Notwithstanding the foregoing, each party shall be entitled to all amounts payable to it under this Agreement accruing prior to the date of termination of this Agreement, and Imagistics shall be entitled to receive EMA Contract charges accruing after the date of termination of this Agreement with respect to Leases entered into during the period commencing on the Effective Date and ending on the date of termination of this Agreement At any time thereafter, the Aggrieved Party may proceed by appropriate court action, either at law or in equity, to enforce performance by the Defaulting Party of the applicable covenants of this Agreement or to recover damages for the breach thereof and may exercise any and all other rights accruing to it under any applicable law upon a default by a contracting party.

     (b) Either party may waive in writing any default by the other in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

     (c) Neither party shall be liable one to the other, for any special, indirect, incidental, punitive, exemplary or consequential damages (including without limitation loss of profits) arising out of or in connection with this Agreement, the Equipment and servicing thereof.

25. NOTICES; RESPONSIBLE OFFICERS. (a) Any demand, notice or instruction to be given hereunder shall be in writing and addressed to the applicable party at the address stated on the signature page of this Agreement, or at such other address as such party may designate from time to time by written notice given in accordance with this Section 25. Except as otherwise expressly provided in this Agreement, notices hereunder shall be deemed given and effective (i) if personally delivered, upon delivery, (ii) if sent by overnight rapid-delivery service with tracking capabilities, upon receipt; (iii) if sent by facsimile, telex, telecopier, or electronic mail, at such time as the party that sent the notice receives confirmation of receipt by the applicable method of transmittal, or (iv) if sent by certified or registered mail, within five (5) days of deposit in the mail.

     (b) Each of the parties will designate to the other in writing the names of one or more Responsible Officers who have authority to act on its behalf, specifying the extent of such authority and any restrictions thereon.

26. GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF ANY STATE.

     (b) THE PARTIES HERETO HEREBY AGREE THAT ALL SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESSES SET FORTH ON THE SIGNATURE PAGE HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETE UPON RECEIPT THEREOF. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION IT MAY HAVE BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF DEEMED APPROPRIATE BY A COURT. NOTHING IN THIS SECTION 26 SHALL AFFECT THE RIGHTS OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY

LAW OR AFFECT ANY PARTY'S RIGHT TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

     (c) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT OR TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE INVOLVING THIS AGREEMENT RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

27. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by the parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, taken together, shall constitute one and the same instrument.

28. SEVERABILITY. Any provision of this Agreement that is determined by competent authority to be prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each of the parties hereto hereby waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

29. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and no other party shall be entitled to rely on this Agreement as a third party beneficiary hereof; provided, that this Agreement and the rights and obligations hereunder are not assignable by Imagistics without the prior written consent of PBCC, which may be given or withheld in PBCC's sole discretion. This Agreement shall not create in favor of, nor give to, any third party, any claim or right of action against Imagistics or PBCC. PBCC may sell, assign, encumber, securitize or otherwise transfer to any party who is not a competitor of Imagistics any or all of its interest in the Equipment, any Lease, any EMA Contract, and the payments due thereunder, subject to the rights of Imagistics pursuant to this Agreement.

30. SURVIVAL. All representations and warranties contained in this Agreement or any document or certificate delivered pursuant hereto or thereto or in connection herewith or therewith will survive the execution and delivery of this Agreement, and any terms or conditions of this Agreement which by their express terms extend beyond the termination or expiration of this Agreement or which by their nature shall so extend shall survive and continue in full force and effect after any termination or expiration of this Agreement, including, but not limited to, Sections 12(b), 13, 15(c) and 36. Without limiting the generality of the foregoing, each party shall be entitled to all amounts payable to it under this Agreement accruing prior to the date of termination or expiration of this Agreement, as the case may be, and Imagistics shall be entitled to receive EMA Contract charges accruing after the date of termination or expiration of this Agreement, as the case may be, with respect to Leases entered into during the period commencing on the Effective Date and ending on such date of termination or expiration


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

31. NO WAIVER. No delay or failure by either party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such party's right thereafter to exercise or enforce each and every right and provision of this Agreement. Any waiver of any right hereunder in a specific circumstance shall not be deemed a waiver of that right in any other circumstances or a waiver of any other right. A waiver to be valid shall be in writing but need not be supported by consideration.

32. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire, full and complete agreement between the parties hereto concerning the subject matter hereof, and supersedes all prior agreements and negotiations. The terms of this Agreement shall not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by a written instrument signed by PBCC and Imagistics.

33. ATTORNEYS' FEES. If either party hereto institutes an action or other proceeding to enforce any rights arising under this Agreement, the party prevailing in such action or other proceeding shall be paid all reasonable costs and attorneys' fees by the opposing party, such fees to be set by court and not by jury.

34. FURTHER ASSURANCES. The parties shall execute any further or additional instruments and they will perform any acts that may become necessary in order to effectuate and carry out the purposes of this Agreement.

35. HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The terms and conditions hereof have been negotiated by the parties hereto, and in interpreting this Agreement, no rule of construction that any ambiguity shall be resolved against a drafting party shall apply.

36. PUBLICITY; CONFIDENTIALITY. (a) Each of the parties agrees that any press release or other public announcements regarding this Agreement shall not be made without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed), except as required by law, in which case the other party shall be consulted, to the extent reasonably practicable, as to the content and timing of such release, announcement or statement to be issued.

     (b) In the performance of this Agreement, the parties may disclose to the other non-public, confidential and proprietary information ("Protected Information") relating to PBCC's or Imagistics' credit criteria, marketing strategy, transaction structuring, pricing guidelines, financial information, internal costs and expenses or similar non-technical information considered by PBCC or Imagistics, respectively, to be of significant commercial value to it. To maximize the benefit derived by the parties through sharing in one another's Protected Information, each of the parties agrees that at all times, both during the term of this Agreement and thereafter, it will protect the other's Protected Information from unauthorized dissemination (which shall include dissemination to a party's parent, subsidiary or affiliate) and use with the same degree of care that it uses to protect its own like information, and with not less care than is required by the applicable Standard of Conduct. Each of the parties shall be responsible for compliance by its directors, officers, employees and agents with the provisions of this Section 36(b). Each of PBCC and Imagistics may use the other's Protected Information solely for the purpose of effecting the Financing Program as set forth in this Agreement and for no other purpose. "Protected Information" includes confidential or proprietary information developed, created or discovered by, for or on behalf of a party, or which became or becomes known by or is conveyed to such party, which has or may have commercial value to such party in the conduct of its leasing business.

     (c) The provisions of this Section 36 shall survive the termination or expiration of this Agreement.

      [Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused the execution of this Operating Agreement by their respective duly authorized representatives as of the date set forth above.

PITNEY BOWES CREDIT CORPORATION

By:   /s/ Bret Thomas
     ------------------------------------
     Bret Thomas
     President - Global Credit Services

     Address and Fax No. for Notices:
     27 Waterview Drive
     Shelton, CT  06484
          Attn: Brett Thomas
          Fax: (203) 922-4769


IMAGISTICS INTERNATIONAL INC.

By:   /s/ Joseph D. Skrzypczak
     ------------------------------------
     Joseph D. Skrzypczak
     Chief Financial Officer

Address and Fax No. for Notices:

     100 Oakview Drive
     Trumbull, CT 06611
          Attn: Joseph D. Skrzypczak
          Fax: (203) 365-2344

Exhibit A - Transition Period Agreement
Exhibit B - Current Leasing Programs
Exhibit C - List of Financing Program Documents
Exhibit D - Required Reports

                                    EXHIBIT A

                          [TRANSITION PERIOD AGREEMENT]

Except as otherwise provided in the Agreement, the terms of the Agreement will take effect on 11/1/01, with the following exceptions:

o All leases in PBCC's existing portfolio for Imagistics equipment which expire on or prior to December 31, 2001 will be subject to the existing "buy-back" arrangement in order to give PBCC an opportunity to develop its remarketing capabilities. All such leases expiring thereafter will be subject to the terms of Section 17 of this Agreement.

o Advance funding of EMA Contract charges will commence as systems issues with both parties are resolved, such resolution to occur no later than January 2, 2002. PBCC's IT Department anticipates that the programming will be completed within sixty days after the date Imagistics provides a complete test file.

o PBCC will provide a phase-in schedule for continuous improvement of credit application response time by 11/30/01.

                                    EXHIBIT B

                           [CURRENT LEASING PROGRAMS]

o    Programs
     o    90 Day cash conversion
     o    Cancel/Supercede - 90 days maximum
     o    Competitive trade-in
     o    Cost per copy lease

o Marketing Opportunities such as participation in sales incentive trips will continue to be provided to Imagistics personnel.

                                    EXHIBIT C

                      [LIST OF FINANCING PROGRAM DOCUMENTS]

o    Required in connection with all Leases
     o    Credit Application
     o    Lease Agreement
o    Required for Leases in excess of $100,000
     o    Lessee financial statements
o    Required on an as-needed basis
     o    Competitive Buy-Out Addendum
     o    "Water" letter
     o    UCC-1 Financing Statement

                                    EXHIBIT D

                               [REQUIRED REPORTS]

o    Reports to Imagistics
     o    18 months or less, by District
     o    Monthly Reports
                    o    Statistical Overview
                    o    Marketing Programs
                    o    Adds/Terms
                    o    Trade Up Success Tracking
     o    Special report requests agreed to by both parties
     o    Cycle time reports for lease acceptance turnaround

o    Reports to PBCC
     o    Leasable Sales
     o    Special report requests agreed to by both parties


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